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                       THE PAYDEN & RYGEL INVESTMENT GROUP
                       333 South Grand Avenue, 32nd Floor
                          Los Angeles, California 90071
                                February __, 2004




Payden & Rygel
333 South Grand Avenue, 32nd Floor
Los Angeles, CA 90071

Ladies and Gentlemen:

        As you know, we wish to retain Payden & Rygel to act as investment adviser to our newly created Payden Real Return Fund series. Accordingly, this will confirm our agreement to amend Exhibit A to the Investment Management Agreement between us, dated as of June 24, 1992, as heretofore amended, by adding the following paragraphs:

        Small Cap Leaders Fund Series

        Annual Advisory Fees (as a percentage of average daily net assets) - 0.28%.

        Operating Expense Limitation (as a percentage of average daily net assets) - 0.60%.

        In all other respects, the Investment Management Agreement between us, as heretofore amended, will remain unchanged. Please sign this letter below to confirm your agreement to this amendment.

                                                   Very truly yours,


                                                   -----------------------------
                                                   Edward S. Garlock
                                                   Secretary

AGREED:

PAYDEN & RYGEL

BY:
   ----------------------------------
      Christopher N. Orndorff
        Managing Principal